EXHIBIT 99.01

Genelabs Technologies, Inc. Announces Resignation of President and CEO

Executive Chairman and CFO Assume Leadership Responsibilities; CEO Search Underway

REDWOOD CITY, Calif. - January 30, 2008 - Genelabs Technologies, Inc. (NASDAQ: GNLB) announced today that James A. D. Smith has resigned as President, Chief Executive Officer and Director of the company, effective January 29, 2008. Irene A. Chow, Ph.D., Executive Chairman of Genelabs’ Board of Directors, and Frederick W. Driscoll, Genelabs’ Chief Financial Officer, will assume leadership responsibilities until a successor is appointed.

Dr. Chow stated, “I want to thank Jim for his dedication and many years of service to the company.  We wish him well in his future endeavors. The company has initiated an executive search for a CEO to lead it into the next phase of its development.”

“Genelabs is well-positioned to execute on its internal development strategies and to support its collaboration partners – Gilead, GlaxoSmithKline and Novartis. We are fully committed and confident about our ability to deliver on our business goal of translating research into novel antiviral therapeutics,” stated Mr. Driscoll.

About Genelabs Technologies

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program.  We also have late-stage products for hepatitis E virus and lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs® and the Genelabs logo are registered trademarks of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the Company’s business strategy. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks, including failures or setbacks in our hepatitis C virus research and development programs or in our collaborations with Gilead, GlaxoSmithKline and Novartis. Please see the information appearing in Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.

SOURCE: Genelabs Technologies, Inc.